Exhibit 99.1


 Dolphin Digital Media Moves Headquarters to Miami, Florida From Toronto, Canada
                         Thursday January 8, 8:00 am ET

TORONTO, Jan. 8, 2009 (GLOBE NEWSWIRE) -- Dolphin Digital Media, Inc. (OTC BB:DPDM.OB - News), a developer of unique social networking web sites using state-of-the-art fingerprint identification technology, announced today that it has completed a strategic relocation of its corporate headquarters from Toronto, Canada to Miami, Florida, as part of its wider strategy to streamline its operations with Dolphin Entertainment. Dolphin Digital Media is the exclusive holder of a worldwide ten-year license to all of Dolphin Entertainment's online rights for current and future properties.

"The relocation of our headquarters to Dolphin Entertainment's facilities in Miami will enhance communication between the companies, an absolutely essential component of any successful creative process," said Bill O'Dowd, Chairman and Chief Executive Officer, Dolphin Digital Media, Inc. "In addition to being fiscally responsible by centralizing our management operations at one site, our relocation at the start of the New Year has been planned to ensure the efficient development of our upcoming products utilizing the Dolphin family of brands."

ABOUT DOLPHIN DIGITAL MEDIA, INC.

Dolphin Digital Media, Inc., (http://www.dolphindigitalmedia.com), formerly Logica Holdings, creates and manages social networking websites for children utilizing state-of the-art fingerprint identification technology. As a leading developer of internet safety technology operating in the entertainment, digital media, and e-commerce sectors, there is a focus on the growing global market for social networking, downloadable entertainment content and branded merchandise sales.

The Dolphin Digital Media, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4331

ABOUT DOLPHIN ENTERTAINMENT

Founded by Bill O'Dowd in 1996, Dolphin Entertainment is a leading independent entertainment studio, specializing in content for children and young adults, with operations in production, distribution, financing, and licensing and merchandising, on a worldwide basis. Dolphin is a top supplier of programming for Nickelodeon, with hit television titles such as Emmy-nominated and top-rated "Zoey 101," as well as "Ned's Declassified School Survival Guide," and the "Roxy Hunter" mystery-movie franchise, all of which have sold into more than 100 countries. Dolphin's most recent completed project, the upcoming television musical, "Spectacular!," starring Victoria Justice (Zoey 101), is scheduled to premiere on Nickelodeon in February.

SAFE HARBOR STATEMENT

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

Contact:    The Wall Street Group, Inc.
            Ron Stabiner
            212-888-4848